Evergreen Core Equity Fund: Semiannual Report as of March 31, 2003

table of contents

1	LETTER TO SHAREHOLDERS
4	FUND AT A GLANCE
6	PORTFOLIO MANAGER INTERVIEW
9	FINANCIAL HIGHLIGHTS
11	SCHEDULE OF INVESTMENTS
16	STATEMENT OF ASSETS AND LIABILITIES
17	STATEMENT OF OPERATIONS
18	STATEMENTS OF CHANGES IN NET ASSETS
19	NOTES TO FINANCIAL STATEMENTS
24	TRUSTEES AND OFFICERS

This semiannual report must be preceded or accompanied by a prospectus of the Evergreen fund contained herein. The prospectus contains more complete information, including fees and expenses, and should be read carefully before investing or sending money.

Mutual Funds:
NOT FDIC INSURED	MAY LOSE VALUE	NOT BANK GUARANTEED

Evergreen InvestmentsSM is a service mark of Evergreen Investment Management Company, LLC. Copyright 2003.

Evergreen mutual funds are distributed by Evergreen Distributor, Inc., 90 Park Avenue, 10th Floor, New York, NY 10016.

LETTER TO SHAREHOLDERS

May 2003

William M. Ennis President and Chief Executive Officer	Dennis H. Ferro President and Chief Investment Officer
Dear Evergreen shareholder,

We are pleased to provide the semiannual report for Evergreen Core Equity Fund, which covers the six-month period ended March 31, 2003.

Market analysis

The past six months have been another wild ride for equity investors. Twice the major market indexes have hit five-year lows, alternately pressured by the inconsistent recovery and fear of war with Iraq. Investors found value in equities upon reaching these lows, and each time the markets came roaring back. The period began after another troubling summer and investors headed into the fourth quarter with little optimism amid rising volatility. Economic data was mixed and questions of corporate credibility remained fresh in investors' minds. Fears of terror were heightened by the sniper shootings, and the U.S. pressured the United Nations to take action on Iraq. As a result, stocks faced a huge challenge in early October. The major equity market indexes exceeded their five-year lows achieved in July. History suggested that it was crunch time for the stock market, since "double-bottoms" typically result with extremes on the upside or the downside. Flat performance has proven to be a rare phenomenon after such events and few investors appeared willing to stomach further losses.

Fortunately, equities rallied handsomely after this critical juncture. Daily trading volume improved and even on down days, the market experienced higher lows. The improvements in stocks weren't just technical, though, as fundamentals also showed positive signals. Valuations had become very attractive relative to Treasury yields and corporate earnings prospects. After an eight-week sprint with gains in the 20% range, however, equities slowed down in mid-November with weakening economic data. Manufacturing had registered three consecutive monthly declines and the unemployment rate began to climb. Confidence also waned as

LETTER TO SHAREHOLDERS continued

international tensions increased. The Federal Reserve Board then surprised Wall Street and Main Street with a larger-than-expected rate cut at its November meeting. The target for the federal funds rate now stood at 1.25%, and short-term interest rates were now 80% lower than where they stood at the beginning of the recession in January 2001. This wasn't enough to encourage equity investors, though, and the major market indexes finished 2002 with their third consecutive annual decline.

After three down years in equities and unusually strong performance in the Treasury markets, investors positioned themselves for improving economic fundamentals and equities rose more than 5% in the first two weeks of trading in 2003. Unfortunately, the quick gains in equities were soon eliminated, as the uncertain geopolitical environment trounced investor confidence. The U.S. and Great Britain failed to achieve U.N. backing for war in Iraq, and as the diplomatic efforts unraveled, investors became increasingly uneasy. Once again, stocks attempted to revisit the lows achieved last year. But while the threat of war kept many investors away, it turns out that the uncertainty of war played a bigger role. Ironically, as war approached and immediately after the conflict's inception, investors poured money back into the equity market. Equities surged and many bonds, particularly Treasuries, sold off as investors removed monies from these safe havens. The prices of gold and oil also fell, while the dollar gained.

Part of the reason for investor optimism was the perception that a quick victory in the war against Iraq would result in an administration more focused on the domestic economy and the proposed changes to fiscal policy. While these are likely outcomes of a coalition victory, investors must keep in mind that other challenging issues lurk beyond Iraq. North Korea and Iran will still be on the President's watch list, and terrorist groups throughout the globe will likely have more fuel for their fires of hatred. Deep diplomatic wounds must be patched before a seamless transition emerges in the global marketplace.

Despite these challenges, many fundamentals continue to suggest a moderate recovery for the economy and the financial markets. We expect gross domestic product growth in the range of 2.5% in 2003, supported by low inflation and interest rates, solid productivity, and an improving fiscal climate.

LETTER TO SHAREHOLDERS continued

Strength in services industries should continue to provide an offset to the weakness in manufacturing. Business spending on equipment and software has increased over the past three quarters, and the recent expansion of orders for durable goods and low inventory levels suggest that some of the excess capacity in the system may soon be put to better use. While some businesses remain burdened by debt, we believe that many more have improved their operating leverage through drastic cost reductions over the past two years. This should enable margins to expand on simply mild increases in revenue. As a result, we continue to project operating earnings growth for companies in the Standard & Poor's 500 Index (S&P 500) of 8%. Considering interest rates, profits and inflation, we view equities as attractively priced and we maintain our year-end fair value range of 1000 to 1050 for the S&P 500. Without sufficient economic or corporate developments, we would be suspicious of further euphoric, war-related gains in excess of these levels.

For more information

Please visit our Web site, EvergreenInvestments.com, for more information about our funds and other investment products available to you. From the Web site, you can also access our quarterly online shareholder newsletter, Evergreen Events, through the "About Evergreen Investments" menu tab. Thank you for your continued support of Evergreen Investments.

William M. Ennis
President and Chief Executive Officer
Evergreen Investment Company, Inc.

Dennis H. Ferro
President and Chief Investment Officer
Evergreen Investment Management Company, LLC

FUND AT A GLANCE

as of March 31, 2003

MANAGEMENT TEAM

Patricia Bannan Large Cap Core Growth Team	Bill Zieff Global Structured Products Team

CURRENT INVESTMENT STYLE2

PERFORMANCE AND RETURNS1

Portfolio Inception Date: 12/31/1981
	Class I	Class IS
Class Inception Date	11/24/1997	2/4/1998

6-months returns	1.29%	1.12%

Average annual return

1 year	-27.22%	-27.44%

5 year	-7.60%	-7.85%

10 year	4.72%	4.46%

6-month income dividends per share	$0.21	$0.14

1 Past performance is no guarantee of future results. The investment return and principal value of an investment will fluctuate so that investors' shares, when redeemed, may be worth more or less than their original cost. The performance of each class may vary based on differences in fees and expenses paid by the shareholders investing in each class. Performance includes the reinvestment of income dividends and capital gain distributions. Performance shown does not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares.

Historical performance shown for Class IS shares from 11/24/1997 to its inception is based on the performance of Class I shares and has not been adjusted to reflect the effect of the 0.25% 12b-1 fee applicable to Class IS shares. Class I does not pay a 12b-1 fee. If these fees had been reflected, returns would have been lower. Historical performance shown for Class I prior to its inception is based on the fund's predecessor common trust fund's (CTF) performance, adjusted for estimated mutual fund expenses. The CTF was not registered under the Investment Company Act of 1940 and was not subject to certain investment restrictions. If the CTF had been registered, its performance might have been adversely affected. The advisor is waiving a portion of its advisory fee. Had the fee not been waived, returns would have been lower.

2 Source: Morningstar, Inc.

Morningstar's Style Box is based on a portfolio date as of 03/31/2003.

The domestic equity style box placement is based on 10 growth and valuation measures for each of the fund's holdings, as well as the size of the companies in which it invests, or median market capitalization.

FUND AT A GLANCE continued

LONG TERM GROWTH

Comparison of a $1,000,000 investment in Evergreen Core Equity Fund, Class I shares,1 versus a similar investment in the Standard & Poor's 500 Index (S&P 500) and the Consumer Price Index (CPI).
The S&P 500 is an unmanaged market index and does not include transaction costs associated with buying and selling securities, any mutual fund expenses or any taxes. The CPI is a commonly used measure of inflation and does not represent an investment return. It is not possible to invest directly in an index.

Class I shares are only offered to investment advisory clients of an investment advisor of an Evergreen fund (or its advisory affiliates), through special arrangements entered into on behalf of Evergreen funds with certain financial services firms, certain institutional investors and persons who owned Class Y shares in registered name in an Evergreen fund on or before December 31, 1994. Class I and IS shares are only available to institutional shareholders with a minimum $1 million investment.

The fund's investment objective is non-fundamental and may be changed without the vote of the fund's shareholders.

Foreign investments may contain more risk due to the inherent risks associated with changing political climates, foreign market instability and foreign currency fluctuations.

All data is as of March 31, 2003, and subject to change.

PORTFOLIO MANAGER INTERVIEW

How did the fund perform?

The fund's Class I shares had a total return of 1.29% for the six-month period ended March 31, 2003, excluding applicable sales charges. During the same period, the Standard & Poor's 500 Index returned 5.02%, while the median return among funds in the Lipper large-cap core funds classification was 3.45%. Lipper is an independent monitor of mutual fund performance.

PORTFOLIO CHARACTERISTICS
(as of 3/31/2003)

Total Net Assets	$1,461,532,231

Number of Holdings	112

Beta	1.01

R-squared	0.96

P/E Ratio	18.6x

What was the investing environment during the six months?

The six-month period was one of volatility, shifting sentiment and uncertainty surrounding the US economy, the geopolitical environment and the equity market. Early in the period, the market troughed near the lows of July 2002 as valuations looked reasonable and the economy seemed to find firmer footing. The market then rocketed nearly straight up until an early December peak where, in less than two months, the S&P 500 returned 16% and the NASDAQ had a 38% return. Investors began to believe the worst of the bear market was behind them and took the worst-performing sectors up the most while rotating out of the traditionally defensive areas. In early December of 2002, the geopolitical situation heated up while the US economy and corporate earnings began to cool. The new year coincided with a burst of investor enthusiasm and a rally in prices. In mid-January, the market peaked, unable to support the new, short-lived rally as threats of war and deteriorating economic and corporate fundamentals took their toll. The market staged a violent 8.5%, one-week rally in mid-March as investors reacted positively to early signs of U.S. military strength in Iraq. The euphoria quickly faded as it became apparent there would be no immediate or easy victory.

What factors contributed to the fund's performance?

Relative underperformance versus the benchmark was due to a variety of reasons, including market factors, sector-weight decisions and unfavorable stock selection. Two minor market positives included growth and large-cap stocks outperforming their value and small-cap counterparts. The market factors that weighed heavily against the fund included investors' shift to a preference for higher beta, lower quality names and a willingness to take on more risk while rotating out of more defensive sectors. An illustration of this risk shift can be seen within Information Technology and Telecommunications Services. These were the two undisputed worst-performing sectors for the year 2002 until the market began its rally in early October. They wound up being the two top-performing sectors for the 4th quarter 2002 and the six-month time period, with Information Technology returning 21% and 18%, respectively, and Telecommunication Services up 42% and 18%, respectively. Sector-weight decisions

PORTFOLIO MANAGER INTERVIEW continued

shifted over the course of the period, but our more defensive stance in October negatively affected performance. Stock selection was another factor that negatively affected performance as the fund suffered from owning a handful of severely underperforming names in three key sectors: Consumer Discretionary, Utilities and Healthcare.

What types of investments contributed to the fund's performance?

In Information Technology, the market's best-performing sector over the time period, we saw strong performance from a variety of companies, including semiconductor chip manufacturers Altera Corp. and Texas Instruments, as well as printing solutions company Lexmark International Inc. In software, Oracle Corp., a manufacturer of database technology and applications software, proved a strong performer.

The Consumer Discretionary sector's underweight was a positive; however, stock selection, with the exception of global athletic shoe, clothing and equipment manufacturer Nike Inc, proved to be detrimental. Consumer Staples sector components Avon Products and Clorox were good performers over the six-month period as they continue to post higher earnings and robust forecasts for revenue growth.

Within the underweighted Financials sector, we focused on companies that should benefit from an improvement in the capital markets and were rewarded as Bank of America, Citigroup, MetLife and Fannie Mae all had positive performance. Performance in the Industrials sector was down slightly versus the benchmark during the time period, yet several stocks posted strong results. These included diversified industrial 3M, First Data, a transactions-processing powerhouse, and American Standard, a diversified manufacturer serving global construction markets.

What types of investments detracted from the fund's performance?

While we overweighted the Information Technology sector, our emphasis was on larger cap names with solid franchises rather than the low-priced, speculative stocks, hence the underperformance overall. Nokia, the Finnish telecom products giant, dropped as estimates for cell phone growth deteriorated.

The Consumer Staples sector turned in the worst performance for the six months, -4.9%. Kraft Foods disappointed investors by dropping growth expectations for the next couple of years and we sold the shares. Within the Consumer Discretionary area, restaurant company Darden lowered earnings expectations as did casino operator, Harrah's Entertainment, as consumer sentiment and spending dropped. We maintained our position in Darden; however, we eliminated Harrah's as the industry faces competitive and regulatory threats and is unlikely to rebound as quickly.

Texas Utilities, TXU, was the single-worst detractor from performance over the period. Balance sheet and regulatory concerns weighed on the stock and it was sold. The hospital companies, Tenet Healthcare and HCA, Inc were the worst healthcare

PORTFOLIO MANAGER INTERVIEW continued

performers in the period; Tenet was sold, however we kept HCA.

TOP 5 SECTORS
(as a percentage of 3/31/2003 net assets)

Financials	17.5%

Health Care	17.2%

Information Technology	15.6%

Consumer Discretionary	12.7%

Industrials	12.5%

TOP TEN HOLDINGS
(as a percentage of 3/31/2003 net assets)

Microsoft Corp.	3.7%

Citigroup, Inc.	3.0%

Exxon Mobil Corp.	2.9%

General Electric Co.	2.9%

Johnson & Johnson Co.	2.7%

Pfizer, Inc.	2.6%

Wal-Mart Stores, Inc.	2.3%

Merck & Co., Inc.	2.0%

Procter & Gamble Co.	1.7%

International Business Machines Corp.	1.6%

What is your outlook for the next six months?

We anticipate the markets will remain volatile, experiencing sharp moves led by event-driven investor sentiment. The volatility will likely continue until we see some resolution to the conflict in Iraq, as well as to the crosscurrents that are buffeting the U.S. economy. We think the sector shifts from defensive areas to more leveraged areas will continue. Lower energy prices and a possible lowering of interest rates later in the year could provide the impetus for another market rally; however, we believe an interest rate reduction might not translate into economic benefit. Corporations, not consumers, need to increase their spending and appear reluctant to do so, based on the uncertainty still prevalent in the economy. Corporate earnings reports will continue to drive the market, but as the year wears on and expectations are lowered to more reasonable levels, positive surprises may outweigh negative ones and give the market a lift.

We are currently overweight versus the benchmark in Industrials, Information Technology and Healthcare, and believe these areas should provide the opportunity for price appreciation once an economic recovery takes place. We are underweight versus the benchmark in Consumer Staples, because we believe lower revenues and earnings growth prospects in the sector will prevent any major participation in a recovery. Ongoing regulatory problems and industry overcapacity are behind our underweight of the Telecommunication Services and Utilities sectors. We will continue to focus on high quality companies with predictable and sustainable earnings in the Evergreen Core Equity Fund.

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Six Months Ended March 31, 2003 (unaudited)
		Year Ended September 30,		Year Ended June 30,
		2002	2001[1,2]	2001	2000	1999	1998[3]
CLASS I
Net asset value, beginning of period	$46.68	$60.15	$72.83	$89.37	$92.30	$92.59	$82.97
Income from investment operations
Net investment income	0.21	0.41	0.10	0.37	0.41	0.72	0.51
Net realized and unrealized gains or losses on securities, futures contracts and foreign currency related transactions	0.40	-11.99	-12.70	-13.41	6.16	7.51	9.62
Total from investment operations	0.61	-11.58	-12.60	-13.04	6.57	8.23	10.13
Distributions to shareholders from
Net investment income	-0.21	-0.38	-0.08	-0.35	-0.40	-0.69	-0.51
Net realized gains	0	-1.51	0	-3.15	-9.10	-7.83	0
Total distributions to shareholders	-0.21	-1.89	-0.08	-3.50	-9.50	-8.52	-0.51
Net asset value, end of period	$47.08	$46.68	$60.15	$72.83	$89.37	$92.30	$92.59
Total return	1.29%	-20.13%	-17.31%	-14.95%	7.71%	9.82%	12.23%
Ratios and supplemental data
Net assets, end of period (thousands)	$1,375,197	$1,453,388	$1,527,611	$1,878,367	$2,485,896	$1,913,483	$1,952,436
Ratios to average net assets
Expenses[4]	0.76%[5]	0.76%	0.74%[5]	0.70%	0.70%	0.67%	0.70%[5]
Net investment income	0.84%[5]	0.70%	0.61%[5]	0.46%	0.47%	0.83%	0.95%[5]
Portfolio turnover rate	42%	105%	11%	45%	42%	55%	22%

1.  For the three months ended September 30, 2001. The fund changed its fiscal year end from June 30 to September 30, effective September 30, 2001.

2.  Net investment income per share is based on average shares outstanding during the period.

3.  For the period from November 24, 1997 (commencement of class operations), to June 30, 1998.

4.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers and/or expense reimbursements.

5.  Annualized

See Notes to Financial Statements

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Six Months Ended March 31, 2003 (unaudited)
		Year Ended September 30,		Year Ended June 30,
		2002	2001[1,2]	2001	2000	1999	1998[3]
CLASS IS
Net asset value, beginning of period	$43.24	$55.81	$67.59	$83.19	$86.54	$87.33	$80.21
Income from investment operations
Net investment income	0.14	0.25	0.06	0.16	0.19	0.48	0.27
Net realized and unrealized gains or losses on securities, futures contracts and foreign currency related transactions	0.35	-11.10	-11.80	-12.47	5.75	7.02	7.16
Total from investment operations	0.49	-10.85	-11.74	-12.31	5.94	7.50	7.43
Distributions to shareholders from
Net investment income	-0.14	-0.21	-0.04	-0.14	-0.19	-0.46	-0.31
Net realized gains	0	-1.51	0	-3.15	-9.10	-7.83	0
Total distributions to shareholders	-0.14	-1.72	-0.04	-3.29	-9.29	-8.29	-0.31
Net asset value, end of period	$43.59	$43.24	$55.81	$67.59	$83.19	$86.54	$87.33
Total return	1.12%	-20.32%	-17.38%	-15.17%	7.45%	9.53%	9.27%
Ratios and supplemental data
Net assets, end of period (thousands)	$86,335	$96,621	$51,500	$56,758	$52,699	$30,240	$18,244
Ratios to average net assets
Expenses[4]	1.01%[5]	1.01%	0.99%[5]	0.96%	0.95%	0.92%	0.95%[5]
Net investment income	0.58%[5]	0.50%	0.36%[5]	0.21%	0.21%	0.56%	0.60%[5]
Portfolio turnover rate	42%	105%	11%	45%	42%	55%	22%

1.  For the three months ended September 30, 2001. The fund changed its fiscal year end from June 30 to September 30, effective September 30, 2001.

2.  Net investment income per share is based on average shares outstanding during the period.

3.  For the period from February 4, 1998 (commencement of class operations), to June 30, 1998.

4.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers and/or expense reimbursements.

5.  Annualized

See Notes to Financial Statements

SCHEDULE OF INVESTMENTS

March 31, 2003 (unaudited)

	Shares	Value

COMMON STOCKS 95.2%
CONSUMER DISCRETIONARY 12.7%
Automobiles 0.4%
Harley-Davidson, Inc.	168,180	$ 6,678,428
Hotels, Restaurants & Leisure 0.7%
Carnival Corp., Class A (p)	155,008	3,737,243
Starbucks Corp. *	236,598	6,094,764
9,832,007
Household Durables 0.5%
Newell Rubbermaid, Inc.	266,364	7,551,419
Leisure Equipment & Products 0.6%
Mattel, Inc.	362,095	8,147,138
Media 3.9%
AOL Time Warner, Inc. *	683,981	7,428,034
Clear Channel Communications, Inc. *	181,519	6,157,124
Comcast Corp., Class A *	368,325	10,530,412
Gannett Co., Inc.	101,834	7,172,168
Knight-Ridder, Inc.	139,096	8,137,116
Viacom, Inc., Class B *	313,861	11,462,204
Walt Disney Co.	379,197	6,453,933
57,340,991
Multi-line Retail 3.4%
Target Corp.	551,256	16,129,751
Wal-Mart Stores, Inc.	644,111	33,513,095
49,642,846
Specialty Retail 2.6%
Best Buy Co., Inc. *(p)	217,936	5,877,734
Home Depot, Inc.	248,030	6,042,011
Lowe's Companies, Inc.	332,273	13,563,384
Staples, Inc. *	673,471	12,344,723
37,827,852
Textiles & Apparel 0.6%
Nike, Inc., Class B	178,547	9,180,887
CONSUMER STAPLES 7.2%
Beverages 2.8%
Anheuser-Busch Companies, Inc.	189,506	8,832,875
Coca-Cola Co.	272,881	11,046,223
Coca-Cola Enterprises, Inc.	230,773	4,313,147
PepsiCo, Inc.	428,201	17,128,040
41,320,285
Food Products 0.5%
Sara Lee Corp.	390,373	7,299,975
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

March 31, 2003 (unaudited)

	Shares	Value

COMMON STOCKS continued
CONSUMER STAPLES continued
Household Products 2.9%
Clorox Co.	217,970	$ 10,063,675
Colgate-Palmolive Co.	134,523	7,323,432
Procter & Gamble Co.	271,912	24,213,764
41,600,871
Personal Products 1.0%
Avon Products, Inc.	260,183	14,843,440
ENERGY 5.7%
Energy Equipment & Services 0.5%
Weatherford International, Ltd. *(p)	202,235	7,638,416
Oil & Gas 5.2%
ConocoPhillips	256,716	13,759,978
Devon Energy Corp.	260,928	12,581,948
Exxon Mobil Corp.	1,224,233	42,786,943
Occidental Petroleum Corp.	234,932	7,038,563
76,167,432
FINANCIALS 17.5%
Banks 4.9%
Bank of America Corp.	348,194	23,273,287
Charter One Financial, Inc.	571,480	15,807,137
FleetBoston Financial Corp.	310,129	7,405,880
U.S. Bancorp	555,603	10,545,345
Wells Fargo & Co.	319,076	14,355,229
71,386,878
Diversified Financials 8.3%
American Express Co.	395,119	13,129,804
Citigroup, Inc.	1,276,926	43,990,101
Countrywide Financial Corp.	89,349	5,137,568
Fannie Mae	274,987	17,970,400
Freddie Mac	224,520	11,922,012
Merrill Lynch & Co., Inc.	407,005	14,407,977
Morgan Stanley	158,673	6,085,110
SLM Corp.	75,175	8,338,411
120,981,383
Insurance 4.3%
Allstate Corp.	260,371	8,636,506
American International Group, Inc.	470,826	23,282,346
Hartford Financial Services Group, Inc.	155,101	5,473,514
MetLife, Inc.	417,771	11,020,799
Travelers Property Casualty Corp., Class B	454,140	6,407,915
XL Capital, Ltd., Class A	119,456	8,455,096
63,276,176
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

March 31, 2003 (unaudited)

	Shares	Value

COMMON STOCKS continued
HEALTH CARE 17.2%
Biotechnology 1.3%
Amgen, Inc. *	328,690	$ 18,916,109
Health Care Equipment & Supplies 1.9%
Boston Scientific Corp. *	244,923	9,983,062
Guidant Corp.	231,816	8,391,739
Medtronic, Inc.	217,457	9,811,660
28,186,461
Health Care Providers & Services 1.0%
AmerisourceBergen Corp.	148,183	7,779,607
HCA-The Healthcare Corp.	167,358	6,921,927
14,701,534
Pharmaceuticals 13.0%
Abbott Laboratories, Inc.	311,817	11,727,437
Allergan, Inc. (p)	98,768	6,736,965
Barr Laboratories, Inc. *(p)	95,186	5,425,573
Bristol-Myers Squibb Co.	212,381	4,487,611
Eli Lilly & Co.	196,963	11,256,435
Forest Laboratories, Inc. *	129,111	6,968,121
Johnson & Johnson Co.	683,885	39,576,425
Merck & Co., Inc.	542,508	29,718,588
Mylan Laboratories, Inc.	221,648	6,372,380
Pfizer, Inc.	1,208,197	37,647,419
Pharmacia Corp.	419,562	18,167,035
Wyeth	288,917	10,926,841
189,010,830
INDUSTRIALS 12.5%
Aerospace & Defense 1.5%
Lockheed Martin Corp.	150,893	7,174,962
United Technologies Corp.	246,537	14,244,908
21,419,870
Building Products 1.1%
American Standard Companies, Inc. *	222,830	15,324,019
Commercial Services & Supplies 2.5%
Cendant Corp. *	381,851	4,849,508
Equifax, Inc.	332,136	6,639,399
First Data Corp.	458,522	16,969,899
Waste Management, Inc.	387,487	8,206,975
36,665,781
Industrial Conglomerates 4.7%
3M Co.	138,320	17,985,750
General Electric Co.	1,675,895	42,735,322
Tyco International, Ltd.	673,551	8,661,866
69,382,938
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

March 31, 2003 (unaudited)

	Shares	Value

COMMON STOCKS continued
INDUSTRIALS continued
Machinery 1.7%
Deere & Co.	385,023	$ 15,116,003
Illinois Tool Works, Inc.	169,414	9,851,424
24,967,427
Road & Rail 1.0%
Burlington Northern Santa Fe Corp.	293,318	7,303,618
Union Pacific Corp.	130,931	7,201,205
14,504,823
INFORMATION TECHNOLOGY 15.6%
Communications Equipment 2.0%
Cisco Systems, Inc. *	1,596,370	20,720,883
Nokia Corp., ADR (p)	627,052	8,784,998
29,505,881
Computers & Peripherals 3.7%
Dell Computer Corp. *	469,633	12,825,677
Hewlett-Packard Co.	597,697	9,294,189
International Business Machines Corp. (p)	298,031	23,374,571
Lexmark International Group, Inc., Class A *	129,167	8,647,731
54,142,168
Electronic Equipment & Instruments 0.5%
Thermo Electron Corp. *	404,303	7,317,884
IT Consulting & Services 1.0%
Affiliated Computer Services, Inc., Class A *(p)	326,358	14,444,605
Semiconductor Equipment & Products 3.4%
Altera Corp. *	633,440	8,576,778
Applied Materials, Inc. *	364,050	4,579,749
Intel Corp. (p)	1,415,111	23,038,007
Texas Instruments, Inc.	824,030	13,489,371
49,683,905
Software 5.0%
Microsoft Corp.	2,243,234	54,308,695
Oracle Corp. *	1,686,894	18,301,113
72,609,808
MATERIALS 3.2%
Chemicals 1.4%
Ecolab, Inc.	85,539	4,219,639
PPG Industries, Inc.	177,749	8,012,925
Praxair, Inc.	141,733	7,986,654
20,219,218
Containers & Packaging 0.5%
Pactiv Corp. *	348,822	7,081,086
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

March 31, 2003 (unaudited)

	Shares	Value

COMMON STOCKS continued
MATERIALS continued
Metals & Mining 0.9%
Alcoa, Inc.	311,669	$ 6,040,145
Freeport-McMoRan Copper & Gold, Inc., Class B *(p)	425,071	7,247,461
13,287,606
Paper & Forest Products 0.4%
International Paper Co.	180,112	6,087,786
TELECOMMUNICATION SERVICES 3.1%
Diversified Telecommunication Services 2.7%
ALLTEL Corp.	175,367	7,849,427
BellSouth Corp.	432,817	9,379,144
SBC Communications, Inc.	235,516	4,724,451
Verizon Communications, Inc.	509,153	17,998,559
39,951,581
Wireless Telecommunications Services 0.4%
AT&T Wireless Services, Inc. *	796,042	5,253,877
UTILITIES 0.5%
Electric Utilities 0.5%
Dominion Resources, Inc.	141,376	7,827,989
Total Common Stocks		1,391,209,610

	Principal Amount

U.S. TREASURY OBLIGATIONS 0.7%
U.S. Treasury Bills, 1.21%, 07/10/2003	$10,000,000	9,966,389

	Shares

SHORT-TERM INVESTMENTS 6.1%
MUTUAL FUND SHARES 6.1%
Evergreen Institutional Money Market Fund (o)	41,295,565	41,295,565
Navigator Prime Portfolio (pp)	48,442,165	48,442,165
Total Short-Term Investments		89,737,730
Total Investments (cost $1,323,065,428) 102.0%		1,490,913,729
Other Assets and Liabilities (2.0%)		(29,381,498)
Net Assets 100.0%		$ 1,461,532,231

*	Non-income producing security
(p)	All or a portion of this security is on loan.
(pp)	Represents investment of cash collateral received for securities on loan.
(o)	Evergreen Investment Management Company, LLC is the investment advisor to both the fund and the money market fund.

Summary of Abbreviations
ADR	American Depository Receipt
See Notes to Financial Statements

STATEMENT OF ASSETS AND LIABILITIES

March 31, 2003 (unaudited)

Assets
Identified cost of securities	$ 1,323,065,428
Net unrealized gains on securities	167,848,301

Market value of securities	1,490,913,729
Receivable for securities sold	48,775,155
Receivable for Fund shares sold	306,718
Receivable for securities lending income	15,161
Dividends and interest receivable	1,645,756
Prepaid expenses and other assets	112,352

Total assets	1,541,768,871

Liabilities
Dividends payable	1,127,143
Payable for securities purchased	29,377,618
Payable for Fund shares redeemed	1,185,644
Payable for securities on loan	48,442,165
Advisory fee payable	22,689
Distribution Plan expenses payable	599
Due to other related parties	4,083
Accrued expenses and other liabilities	76,699

Total liabilities	80,236,640

Net assets	$ 1,461,532,231

Net assets represented by
Paid-in capital	$ 1,716,212,690
Undistributed net investment income	1,120,309
Accumulated net realized losses on securities and futures contracts	(423,649,069)
Net unrealized gains on securities	167,848,301

Total net assets	$ 1,461,532,231

Net assets consists of
Class I	$ 1,375,196,834
Class IS	86,335,397

Total net assets	$ 1,461,532,231

Shares outstanding
Class I	29,211,454
Class IS	1,980,700

Net asset value per share
Class I	$ 47.08
Class IS	$ 43.59

See Notes to Financial Statements

STATEMENT OF OPERATIONS

Six Months Ended March 31, 2003 (unaudited)

Investment income
Dividends (net of foreign withholding taxes of $27,966)	$ 12,076,103
Interest	332,324

Total investment income	12,408,427

Expenses
Advisory fee	4,814,212
Distribution Plan expenses	117,696
Administrative services fee	776,486
Transfer agent fee	254,670
Trustees' fees and expenses	21,406
Printing and postage expenses	24,899
Custodian fee	234,311
Registration and filing fees	100,980
Professional fees	14,802
Other	41,934

Total expenses	6,401,396
Less: Expense reductions	(2,484)
Fee waivers	(367,817)

Net expenses	6,031,095

Net investment income	6,377,332

Net realized and unrealized gains or losses on securities and futures contracts
Net realized losses on:
Securities	(74,721,363)
Futures contracts	(5,599,180)

Net realized losses on securities and futures contracts	(80,320,543)
Net change in unrealized gains or losses on securities	92,748,755

Net realized and unrealized gains or losses on securities and futures contracts	12,428,212

Net increase in net assets resulting from operations	$ 18,805,544

See Notes to Financial Statements

STATEMENTS OF CHANGES IN NET ASSETS

	Six Months Ended
	March 31, 2003		Year Ended
	(unaudited)		September 30, 2002

Operations
Net investment income		$ 6,377,332		$ 11,731,339
Net realized losses on securities and futures contracts		(80,320,543)		(269,262,616)
Net change in unrealized gains or losses on securities and futures contracts		92,748,755		(125,902,238)

Net increase (decrease) in net assets resulting from operations		18,805,544		(383,433,515)

Distributions to shareholders from
Net investment income
Class I		(6,213,339)		(10,378,213)
Class IS		(281,114)		(284,551)
Net realized gains
Class I		0		(37,332,736)
Class IS		0		(1,316,656)

Total distributions to shareholders		(6,494,453)		(49,312,156)

	Shares		Shares
Capital share transactions
Proceeds from shares sold
Class I	4,271,500	213,000,177	3,946,120	227,986,583
Class IS	254,937	11,564,866	521,269	28,170,564

		224,565,043		256,157,147

Net asset value of shares issued in reinvestment of distributions
Class I	3,551	174,709	563,887	37,630,737
Class IS	4,431	200,151	19,379	1,150,700

		374,860		38,781,437

Payment for shares redeemed
Class I	(6,198,389)	(302,526,224)	(7,638,473)	(441,611,626)
Class IS	(513,019)	(23,202,354)	(854,539)	(46,167,893)

		(325,728,578)		(487,779,519)

Net asset value of shares issued in acquisitions
Class I	0	0	8,864,567	509,883,605
Class IS	0	0	1,625,481	86,602,412

		0		596,486,017

Net increase (decrease) in net assets resulting from capital share transactions		(100,788,675)		403,645,082

Total decrease in net assets		(88,477,584)		(29,100,589)
Net assets
Beginning of period		1,550,009,815		1,579,110,404

End of period		$ 1,461,532,231		$ 1,550,009,815

Undistributed net investment income		$ 1,120,309		$ 1,237,430

See Notes to Financial Statements

NOTES TO FINANCIAL STATEMENTS (unaudited)

1. ORGANIZATION

Evergreen Core Equity Fund (the "Fund") is a diversified series of Evergreen Select Equity Trust (the "Trust"), a Delaware business trust organized on September 18, 1997. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act").

The Fund offers Institutional ("Class I") and Institutional Service ("Class IS") shares. Class I and Class IS shares are sold without a front-end sales charge or contingent deferred sales charge; however, Class IS shares pay an ongoing distribution fee.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. The policies are in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that affect amounts reported herein. Actual results could differ from these estimates.

a. Valuation of investments

Listed equity securities are usually valued at the last sales price reported on the national securities exchange where the securities are principally traded.

Foreign securities traded on an established exchange are valued at the last sales price on the exchange where the security is primarily traded. If there has been no sale, the securities are valued at the mean between bid and asked prices.

Portfolio debt securities acquired with more than 60 days to maturity are valued at prices obtained from an independent pricing service which takes into consideration such factors as similar security prices, yields, maturities, liquidity and ratings. Securities for which valuations are not available from an independent pricing service may be valued by brokers which use prices provided by market makers or estimates of market value obtained from yield data relating to investments or securities with similar characteristics.

Short-term securities with remaining maturities of 60 days or less at the time of purchase are valued at amortized cost, which approximates market value.

Investments in other mutual funds are valued at net asset value. Securities for which market quotations are not available are valued at fair value as determined in good faith, according to procedures approved by the Board of Trustees.

b. Futures contracts

In order to gain exposure to or protect against changes in security values, the Fund may buy and sell futures contracts. The primary risks associated with the use of futures contracts are the imperfect correlation between changes in market values of securities held by the Fund and the prices of futures contracts, and the possibility of an illiquid market.

NOTES TO FINANCIAL STATEMENTS (unaudited) continued

Futures contracts are valued based upon their quoted daily settlement prices. The aggregate principal amounts of the contracts are not recorded in the financial statements. Fluctuations in the value of the contracts are recorded in the Statement of Assets and Liabilities as an asset or liability and in the Statement of Operations as unrealized gains or losses until the contracts are closed, at which point they are recorded as net realized gains or losses on futures contracts.

c. Securities lending

The Fund may lend its securities to certain qualified brokers in order to earn additional income. The Fund receives compensation in the form of fees or interest earned on the investment of any cash collateral received. The Fund receives collateral in the form of cash or securities with a market value at least equal to the market value of the securities on loan, including accrued interest. In the event of default or bankruptcy by the borrower, the Fund could experience delays and costs in recovering the loaned securities or in gaining access to the collateral.

d. Security transactions and investment income

Security transactions are recorded no later than one business day after the trade date. Realized gains and losses are computed using the specific cost of the security sold. Interest income is recorded on the accrual basis and includes accretion of discounts and amortization of premiums. Dividend income is recorded on the ex-dividend date or in the case of some foreign securities, on the date when the Fund is made aware of the dividend. Foreign income and capital gains realized on some securities may be subject to foreign taxes, which are accrued as applicable.

e. Federal taxes

The Fund intends to continue to qualify as a regulated investment company and distribute all of its taxable income, including any net capital gains (which have already been offset by available capital loss carryovers). Accordingly, no provision for federal taxes is required.

f. Distributions

Distributions to shareholders from net investment income and net realized gains, if any, are recorded on the ex-dividend date. Such distributions are determined in conformity with income tax regulations, which may differ from generally accepted accounting principles.

g. Class allocations

Income, common expenses and realized and unrealized gains and losses are allocated to the classes based on the relative net assets of each class. Distribution fees, if any, are calculated daily at the class level based on the appropriate net assets of each class and the specific expense rates applicable to each class.

3. ADVISORY FEES AND OTHER TRANSACTIONS WITH AFFILIATES

Evergreen Investment Management Company, LLC ("EIMC"), an indirect, wholly-owned subsidiary of Wachovia Corporation ("Wachovia"), is the investment advisor to the Fund and is paid an annual fee of 0.62% of the Fund's average daily net assets.

NOTES TO FINANCIAL STATEMENTS (unaudited) continued

From time to time, EIMC may voluntarily or contractually waive its fees and/or reimburse expenses in order to limit operating expenses. For any fee waivers and/or reimbursements made after January 1, 2003, EIMC may recoup any amounts waived and/or reimbursed up to a period of three years following the end of the fiscal year in which the fee waivers and/or reimbursements were made. During the six months ended March 31, 2003, the investment advisor waived its fees in the amount of $367,817 which represents 0.05% of the Fund's average daily net assets. Total amounts subject to recoupment as of March 31, 2003 were $237,427.

Evergreen Investment Services, Inc. ("EIS"), an indirect, wholly-owned subsidiary of Wachovia, is the administrator to the Fund. As administrator, EIS provides the Fund with facilities, equipment and personnel and is paid an annual administrative fee of 0.10%of the Fund's average daily net assets.

Evergreen Service Company, LLC ("ESC"), an indirect, wholly-owned subsidiary of Wachovia, is the transfer and dividend disbursing agent for the Fund. ESC receives account fees that vary based on the type of account held by the shareholders in the Fund. For the six months ended March 31, 2003, the transfer agent fees were equivalent to an annual rate of 0.20% of the Fund's average daily net assets.

The Fund has placed a portion of its portfolio transactions with brokerage firms that are affiliates of Wachovia. During the six months ended March 31, 2003, the Fund paid brokerage commissions of $501,406 to Wachovia Securities, Inc.

4. DISTRIBUTION PLAN

Evergreen Distributor, Inc. ("EDI"), a wholly-owned subsidiary of BISYS Fund Services, Inc., serves as principal underwriter to the Fund.

The Fund has adopted a Distribution Plan, as allowed by Rule 12b-1 of the 1940 Act for Class IS. Under the Distribution Plan, distribution fees are paid at an annual rate of 0.25% of the average daily net assets for Class IS shares.

5. ACQUISITIONS

On July 14, 2002, the Fund acquired substantially all the assets and assumed certain liabilities of Wachovia Equity Fund, Wachovia Growth & Income Fund and Wachovia Personal Equity Fund in exchange for Class I and Class IS shares of the Fund.

These acquisitions were accomplished by a tax-free exchange of the respective shares of the Fund. The value of net assets acquired, number of shares issued and unrealized appreciation acquired were as follows:

		Number of
	Value of Net	Shares		Unrealized
Acquired Fund	Assets Acquired	Issued		Appreciation

Wachovia Equity	$ 214,441,729	2,912,485	Class I	$ 5,631,790
Fund		880,632	Class IS
Wachovia Growth	148,350,537	1,900,654	Class I
& Income Fund		732,518	Class IS	21,073,230
Wachovia Personal	233,693,751	4,051,428	Class I
Equity Fund		12,331	Class IS	35,028,351

NOTES TO FINANCIAL STATEMENTS (unaudited) continued

The aggregate net assets of the Fund immediately following these acquisitions were $2,030,249,228.

6. SECURITIES TRANSACTIONS

Cost of purchases and proceeds from sales of investment securities (excluding short-term securities) were $630,984,580 and $802,048,070, respectively, for the six months ended March 31, 2003.

The Fund loaned securities during the six months ended March 31, 2003 to certain brokers. At March 31, 2003, the value of securities on loan and the value of collateral (including accrued interest) amounted to $45,615,489 and $48,442,165, respectively. During the six months ended March 31, 2003, the Fund earned $48,283 in income from securities lending.

On March 31, 2003, the aggregate cost of securities for federal income tax purposes was $1,323,065,428. The gross unrealized appreciation and depreciation on securities based on tax cost was $218,824,597 and $50,976,296, respectively, with a net unrealized appreciation of $167,848,301.

As of September 30, 2002, the Fund had $76,489,234 in capital loss carryovers for federal income tax purposes with $46,147,083 expiring in 2008, $26,701,309 expiring in 2009 and $3,640,842 expiring in 2010.

For income tax purposes, capital losses incurred after October 31 within the Fund's fiscal year are deemed to arise on the first business day of the following fiscal year. As of September 30, 2002, the Fund incurred and elected to defer post-October capital losses of $263,664,594.

7. INTERFUND LENDING

Pursuant to an Exemptive Order issued by the SEC, the Fund, along with other certain funds in the Evergreen fund family may participate in an interfund lending program. This program allows the Fund to borrow from, or lend money to, other participating funds. During the six months ended March 31, 2003, the Fund did not participate in the interfund lending program.

8. EXPENSE REDUCTIONS

Through expense offset arrangements with ESC and the Fund's custodian, a portion of fund expenses has been reduced. The Fund received expense reductions from expense offset arrangements of $2,484, which represents 0.00% of its average daily net assets.

9. DEFERRED TRUSTEES' FEES

Each independent Trustee of the Fund may defer any or all compensation related to performance of their duties as Trustees. The Trustees' deferred balances are allocated to deferral accounts, which are included in the accrued expenses for the Fund. The investment performance of the deferral accounts are based on the investment performance of certain Evergreen funds. Any gains earned or losses incurred in the deferral accounts are reported in the Fund's Trustees' fees and expenses.

NOTES TO FINANCIAL STATEMENTS (unaudited) continued

At the election of the Trustees, the deferral account will be paid either in one lump sum or in quarterly installments for up to ten years.

10. FINANCING AGREEMENT

The Fund and certain other Evergreen funds share in a $150 million unsecured revolving credit commitment for temporary and emergency purposes, including the funding of redemptions, as permitted by each Fund's borrowing restrictions. Borrowings under this facility bear interest at 0.50% per annum above the Federal Funds rate. All of the participating funds are charged an annual commitment fee of 0.09% of the unused balance, which is allocated pro rata.

During the six months ended March 31, 2003, the Fund had no borrowings under this agreement.

11. SUBSEQUENT DISTRIBUTIONS

On April 30, 2003, the Fund declared distributions from net investment income of $0.0317 per share for Class I and $0.0198 per share for Class IS, payable on May 1, 2003 to shareholders of record on April 29, 2003. These distributions are not reflected in the accompanying financial statements.

TRUSTEES AND OFFICERS

TRUSTEES[1]
Charles A. Austin III Trustee DOB: 10/23/1934 Term of office since: 1991 Other directorships: None	Principal occupations: Investment Counselor, Anchor Capital Advisors, Inc. (investment advice); Director, The Andover Companies (insurance); Trustee, Arthritis Foundation of New England; The Francis Ouimet Society; Former Investment Counselor, Appleton Partners, Inc. (investment advice); Former Director, Executive Vice President and Treasurer, State Street Research & Management Company (investment advice); Former Director, Health Development Corp. (fitness-wellness centers); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

K. Dun Gifford Trustee DOB: 10/23/1938 Term of office since: 1974 Other directorships: None	Principal occupations: Chairman and President, Oldways Preservation and Exchange Trust (education); Trustee, Treasurer and Chairman of the Finance Committee, Cambridge College; Former Managing Partner, Roscommon Capital Corp.; Former Chairman of the Board, Director, and Executive Vice President, The London Harness Company (leather goods purveyor); Former Chairman, Gifford, Drescher & Associates (environmental consulting); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Leroy Keith, Jr. Trustee DOB: 2/14/1939 Term of office since: 1983 Other directorships: Trustee, Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund	Principal occupations: Partner, Stonington Partners, Inc. (private investment firm); Trustee of Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund; Former Chairman of the Board and Chief Executive Officer, Carson Products Company (manufacturing); Former Director of Phoenix Total Return Fund and Equifax, Inc. (worldwide information management); Former President, Morehouse College; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Gerald M. McDonnell Trustee DOB: 7/14/1939 Term of office since: 1988 Other directorships: None	Principal occupations: Sales Manager, SMI-STEEL - South Carolina (steel producer); Former Sales and Marketing Management, Nucor Steel Company; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

William Walt Pettit Trustee DOB: 8/26/1955 Term of office since: 1984 Other directorships: None	Principal occupations: Partner and Vice President in the law firm of Kellam & Pettit, P.A.; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

David M. Richardson Trustee DOB: 9/19/1941 Term of office since: 1982 Other directorships: None	Principal occupations: President, Richardson, Runden & Company (new business development/consulting company); Managing Director, Kennedy Information, Inc. (executive recruitment information and research company); Trustee, 411 Technologies, LLP (communications); Director, J&M Cumming Paper Co. (paper merchandising); Columnist, Commerce and Industry Association of New Jersey; Former Vice Chairman, DHR International, Inc. (executive recruitment); Former Senior Vice President, Boyden International Inc. (executive recruitment); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Russell A. Salton III, MD Trustee DOB: 6/2/1947 Term of office since: 1984 Other directorships: None	Principal occupations: Medical Director, Healthcare Resource Associates, Inc.; Former Medical Director, U.S. Health Care/Aetna Health Services; Former Consultant, Managed Health Care; Former President, Primary Physician Care; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Michael S. Scofield Trustee DOB: 2/20/1943 Term of office since: 1984 Other directorships: None	Principal occupations: Attorney, Law Offices of Michael S. Scofield; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

TRUSTEES AND OFFICERS continued

Richard J. Shima Trustee DOB: 8/11/1939 Term of office since: 1993 Other directorships: None	Principal occupations: Independent Consultant; Director, Trust Company of CT; Trustee, Saint Joseph College (CT); Director of Hartford Hospital, Old State House Association; Trustee, Greater Hartford YMCA; Former Chairman, Environmental Warranty, Inc. (insurance agency); Former Executive Consultant, Drake Beam Morin, Inc. (executive outplacement); Former Director of Enhance Financial Services, Inc.; Former Director of CTG Resources, Inc. (natural gas); Former Director Middlesex Mutual Assurance Company; Former Chairman, Board of Trustees, Hartford Graduate Center; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Richard K. Wagoner, CFA[2] Trustee DOB: 12/12/1937 Term of office since: 1999 Other directorships: None	Principal occupations: Current Member and Former President, North Carolina Securities Traders Association; Member, Financial Analysts Society; Former Chief Investment Officer, Executive Vice President and Head of Capital Management Group, First Union National Bank; Former Consultant to the Boards of Trustees of the Evergreen Funds; Former Member, New York Stock Exchange; Former Trustee, Mentor Funds and Cash Resource Trust.

OFFICERS
William M. Ennis[3] President DOB: 6/26/1960 Term of office since: 1999	President and Chief Executive Officer, Evergreen Investment Company, Inc. and Chief Operating Officer, Capital Management Group, Wachovia Bank, N.A.

Carol Kosel[4] Treasurer DOB: 12/25/1963 Term of office since: 1999	Senior Vice President, Evergreen Investment Services, Inc. and Treasurer, Vestaur Securities, Inc.; former Senior Manager, KPMG LLP.

Michael H. Koonce[4] Secretary DOB: 4/20/1960 Term of office since: 2000	Senior Vice President and General Counsel, Evergreen Investment Services, Inc.; Senior Vice President and Assistant General Counsel, Wachovia Corporation; former Senior Vice President and General Counsel, Colonial Management Associates, Inc.; former Vice President and Counsel, Colonial Management Associates, Inc.

Nimish S. Bhatt[5] Vice President and Assistant Treasurer DOB: 6/6/1963 Term of office since: 1998	Vice President, Tax, BISYS Fund Services; former Assistant Vice President, EAMC/First Union National Bank; former Senior Tax Consulting/Acting Manager, Investment Companies Group, PricewaterhouseCoopers LLP, New York.

Bryan Haft[5] Vice President DOB: 1/23/1965 Term of office since: 1998	Team Leader, Fund Administration, BISYS Fund Services.

[1] Each Trustee serves until a successor is duly elected or qualified or until his death, resignation, retirement or removal from office. The address of each Trustee is 200 Berkeley Street, Boston, MA 02116. Each Trustee oversees 112 Evergreen funds.

[2] Mr. Wagoner is an "interested person" of the fund because of his ownership of shares in Wachovia Corporation, the parent to the fund's investment advisor.

[3] The address of the Officer is 401 S. Tryon Street, 20th Floor, Charlotte, NC 28288.

[4] The address of the Officer is 200 Berkeley Street, Boston, MA 02116.

[5] The address of the Officer is 3435 Stelzer Road, Columbus, OH 43219.

Additional information about the fund's Board of Trustees and Officers can be found in the Statement of Additional Information (SAI) and is available upon request without charge by calling 800.343.2898.

Investments that stand the test of time

Year in and year out, Evergreen Investments seeks to provide each client with sound, time-tested investment strategies designed for sustainable long-term success. With over $229 billion* in assets under management, we manage diverse investments from institutional portfolios to mutual funds, variable annuities to retirement plans, alternative investments to private accounts. Our commitment to every one of our clients is reflected in the rigor and discipline with which we manage investments.

We offer a complete family of mutual funds designed to help investors meet a wide range of financial goals. From money market funds that meet short-term needs to international funds that involve greater risk but seek potentially higher returns, Evergreen provides a broad array of flexible investment options. Across all investment styles, we are committed to providing investors with investment excellence day after day, quarter after quarter and year after year.

*As of March 31, 2003

Visit us online at EvergreenInvestments.com

FOR MORE INFORMATION
Evergreen Express Line 800.346.3858
Evergreen Investor Services 800.343.2898

For the fourth consecutive year, Evergreen Investments has earned the Dalbar Mutual Fund Service Award, which recognizes those firms that exceed industry norms in key service areas. The award symbolizes the achievement of the highest tier of shareholder service within our industry. For 2002, Evergreen Investments was ranked third overall.

566385   5/2003

Evergreen Investments 200 Berkeley Street Boston, MA 02116-5034